EXHIBIT 99.1

Media Inquiries:

Ashley Ray

(310) 824-9000

aray@olmsteadwilliams.com

CURE Pharmaceutical to Acquire Privately-Held Chemistry Holdings Inc.,

Expanding Its Technology Platform in Oral Drug Delivery

OXNARD, Calif., April 1, 2019 – CURE Pharmaceutical (OTC: CURR) (“CURE”), an innovative drug delivery and development company, today announced that it has agreed to acquire Chemistry Holdings Inc. (“Chemistry Holdings”, “CH”), a formulation technology company that is developing innovative delivery systems for a variety of industries, in an all-stock transaction.

“This transaction will create a pioneering drug delivery engine with the promise to transform patient experience and wellness,” said Rob Davidson, CEO of CURE Pharmaceutical. “We believe that our combined talent, technology and capital will allow us to execute our business goals rapidly.”

Key highlights of the agreement include:

•	CURE Pharmaceutical will acquire Chemistry Holdings in an all-stock transaction using common stock.
•	In connection with the signing, CURE is receiving $2 million from CH as a convertible note investment which will convert into CURE common stock at $3.34 per share if the merger does not close by April 30, 2019.
•	Upon closing, Chemistry Holdings will bring at least an additional $8 million in cash to the combined entity.
•	Upon closing, Chemistry Holdings founder and CEO, Joshua Held, will be appointed to CURE’s Board of Directors.
•	Up to 32,072,283 shares will be issuable to the Chemistry Holding’s stockholders in connection with the transaction, subject to certain intellectual property, product development and revenue milestones. Of these shares, 8,018,071 will be issuable upon exercise of warrants at $5.01 per share.
•	The acquisition of Chemistry Holdings is subject to the satisfaction of various closing conditions
•	The merger is expected to be completed on April 30, 2019.

The acquired technology includes a novel chewable delivery system, nanoemulsions, microemulsions, microcapsules and taste masking solutions. These technologies complement and expand the CUREfilm™ platform to enable delivery of a wider range of active ingredients at higher doses. The combined technologies create a highly versatile platform for both immediate and controlled-release drug delivery.

“The drug delivery market is poised for tremendous growth and bringing our expertise into the CURE family will only expedite the speed in which we will be able to deliver breakthrough medical treatments to the world,” said Joshua Held. “Combining our catalog of formulation technology with CURE’s leadership in oral thin film fits together perfectly.”

Additional information concerning this acquisition can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on April 1, 2019.

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Media Inquiries:

Ashley Ray

(310) 824-9000

aray@olmsteadwilliams.com

About CURE Pharmaceutical CURE Pharmaceutical is a vertically integrated drug delivery and development company committed to improving drug efficacy, safety and the patient experience through its proprietary drug dosage forms and delivery systems. CURE has a full-service cGMP manufacturing facility and is a pioneering developer and manufacturer of a patented and proprietary delivery system (CUREfilm™), one of the most advanced oral thin film on the market today. CURE is developing an array of products in innovative delivery platforms and partners with biotech and pharmaceutical companies. CURE has positioned itself to advance numerous therapeutic categories, including the pharmaceutical cannabis sector with partnerships in the U.S., Canada and Israel. The company’s mission is to improve people’s lives by redefining how medicines are delivered and experienced.

For more information about CURE Pharmaceutical, please visit its website at www.curepharma.com.

About Chemistry Holdings Inc.

Chemistry Holdings is a formulation technology company that is developing innovative delivery systems for products in the nutraceutical, pharmaceutical and other industries. Chemistry Holdings is developing a novel biopolymer technology for both liquid encapsulation and microencapsulation of dry powders, which are designed to improve the stability and solubility of the active ingredient. Final dosage forms include microcapsules and chewable pods that use a proprietary protein polysaccharide macromolecular complex structure, that can be produced in many shapes, colors and flavors.

This press release contains forward-looking statements that involve risks and uncertainties. There are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the ability to satisfy the conditions to close the merger, risks associated with realizing the expected benefits of the merger, the ability to successfully market our products, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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